This Pricing Supplement replaces the Pricing Supplement filed on February 6, 2003.

SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-90316
Filed Pursuant to Rule 424(b)(3)

Pricing Supplement No. 2	Trade Date: 2/3/03
(To Prospectus dated January 23, 2003 and	Issue Date: 2/6/03
Prospectus Supplement dated January 23, 2003)

The date of this Pricing Supplement is 2/3/03

	Stated Interest		Price to		Interest Payment			Subject to Redemption		Aggregate
	Rate Per [1]	Maturity	Public [2]	Discounts &		First	Survivor's		Date and terms	Principal	Net	OID
CUSIP	Annum	Date	[3]	Commissions	Frequency	Payment	Option	Yes/No	of redemption	Amount	Proceeds	Status

78490FAC3	*Step	3/15/13	100%	1.500%	Semi	09/15/03	Yes	yes	Callable at 100% on 3/15/2006 and continuously thereafter with 5 days notice.	7,842,000	7,724,370.00	N

*	3.25% for the first 3 years, 6.50% thereafter

1	The interest rates on the EdNotes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any EdNotes offered prior to the effective date of the change.

2	Expressed as a percentage of aggregate principal amount.

3	See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.